Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of September 19, 2011 (the “Effective Date”), by and between Neurologix, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Andrew I. Koven (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive and have him serve as, and Executive desires to be employed by the Company and to serve as, the Company’s President and Chief Administrative Officer and as a Member of the Board of Directors of the Company (the “Board”).

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.           Employment and Term.  The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth.  Executive’s  term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date and end on the fifth (5th) anniversary thereof, subject to automatic renewal of the Term for additional one-year periods unless either the Company or Executive gives the other party 120 days’ advance written notice of intent not to renew the Term.  Notwithstanding any of the foregoing, the Term may be terminated earlier in accordance with Section 5 of this Agreement.  The Company acknowledges that Executive shall work part-time and outside of the office until October 3, 2011.

2.            Position, Duties and Responsibilities, Location and Commuting.

2.1           Position and Duties.  During the Term, the Company shall employ Executive as President and Chief Administrative Officer of the Company and Executive shall serve as a member of the Board.  Executive shall perform such duties as may be assigned to him from time to time by the Chief Executive Officer, and shall also have such other duties, powers and authority as are commensurate with his position as President and Chief Administrative Officer and a member of the Board of a biotechnology company.  Executive shall report to the Chief Executive Officer of the Company.

2.2           Exclusive Services and Efforts.  Executive agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote substantially all of his professional time and attention to the business and affairs of the Company.  It is expressly understood and agreed that, during the Term, Executive will not be employed by, render services to, or represent, any other Person engaged in a business of a similar nature or in competition with the Company without the prior written consent of the Company.  Executive also agrees that he shall not take personal advantage of any business opportunities which arise during his employment hereunder and which in his good faith judgment may benefit the Company and are within the scope of the Company’s then business or natural extension thereof without the consent of the Company; provided, however, that the foregoing restrictions shall not apply to future employment opportunities that commence following the termination of Executive’s employment with the Company.  Notwithstanding the foregoing, Executive shall be entitled to engage in (a) in addition to serving on the Board, service on the board of directors of one for-profit company, business or trade organization at anytime during the Term, provided, that, he shall not serve on the board of any entity that materially competes with the Company and provided further that Executive shall provide the Company prior written notice of his intent to join any such board, (b) service on the board of directors of not-for-profit organizations, (c) other charitable activities and community affairs and (d) management of his personal and family investments and affairs, in each case to the extent such activities do not, either individually or in the aggregate, materially interfere with the performance of his duties and responsibilities to the Company.

2.3           Compliance with Company Policies.  To the extent not inconsistent with the terms and conditions of this Agreement and with due regard for his position, Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics, but in no event shall anything in such documents be construed to expand the definition of Cause hereunder.

2.4           Location of Employment and Commuting.  Executive’s principal office, and principal place of employment, shall be at the Company’s offices in Fort Lee, New Jersey.  It is understood that Executive may commute each week to the Company from his East Hampton, NY home and sporadically at other times.  The Company shall reimburse Executive for the cost of commuting (which costs shall not exceed the cost of first class commercial airfare).  The Company shall reimburse Executive’s monthly leasing costs with respect to a car valued up to $75,000 and all costs related thereto (including, without limitation, gas, maintenance, and insurance).  The Company shall also pay to Executive an additional amount in cash such that the net amount retained by Executive on such additional amount, after reduction for any federal state and local income or employment taxes on such additional amount, shall be equal to the federal, state and local income or employment taxes owed on any reimbursements, costs and allowances provided for in this Section 2.4.

3.           Compensation.

3.1           Base Salary.  Beginning on the Effective Date, the Company shall pay to Executive a weekly salary of $455 per week.  Commencing on the date of the closing of the first tranche of any new funding of equity raised for the Company in which at least a portion of the capital is contributed by investors other than the current senior note holders (an “Equity Raise”, and the first closing of the first tranche of the first Equity Raise, the “Initial Equity Funding”), the Company shall pay to Executive a salary at an annualized rate of $425,000 (the “Base Salary”).  Thereafter, the Compensation Committee of the Board (the “Committee”) shall consider increases in Base Salary for subsequent years in connection with performance and a review of compensation provided at peer companies, which companies shall be subject to review on a continuing basis (the “Peer Group”), taking into account Company and individual performance objectives; provided, however, that Base Salary shall be increased as of each anniversary of the date of the Initial Equity Funding by a minimum of the lesser of five percent (5%) or the annual increase in the Federal Consumer Price Index.  Executive’s Base Salary shall not be decreased (including after any increases pursuant to this Section 3.1) without Executive’s written consent.

3.2            Sign On Option Grant. On the Effective Date, the Committee shall grant Executive an option (the “Sign On Option Grant”) to purchase 9,106,709 shares of common stock of the Company (the common stock of the Company is hereafter referred to as a “Share” or the “Shares”), which is intended to equal to four percent (4%) of Shares outstanding on the date of grant on a “fully diluted basis” (as defined in Section 3.3 below) assuming cumulative Equity Raises (a “Cumulative Equity Raise”) of $40,000,000 at a per Share price equal to the Fair Market Value (as defined in the Option Agreement) of a Share on the Effective Date.  The Sign On Option Grant shall be granted pursuant to the Stand-Alone Option Agreement attached hereto as Exhibit A (the “Option Agreement”) and the terms and conditions set forth therein.

3.3           Equity Raise Grant.  In the event that the cumulative Equity Raise of the Initial Equity Funding and the closing(s) of all equity funding for the Company that is part of the same offering to potential investors as the Initial Equity Funding (collectively, the “First Offering”) equals at least $40,000,000 (the “First Offering Threshold”), Executive shall be granted an additional non-discounted option under the Company’s 2000 Stock Option Plan (the “Option Plan”) to purchase 0.4% of fully diluted Shares outstanding immediately following the close of the portion of the First Offering that is at or exceeds the First Offering Threshold, with fully diluted Shares to be measured immediately following such closing (the “Additional Equity Raise Option”).  For purposes of this Agreement, “fully diluted” or “on a fully diluted basis” refers to the number of Shares that would be outstanding assuming (a) the exercise of all outstanding warrants and stock options (whether or not vested), (b) the exercise of the conversion privilege of all convertible preferred shares (including the conversion of all accrued and unpaid dividends), and (c) the conversion of the principal and interest due at maturity on the outstanding senior notes, assuming for purposes of this definition that such principal and interest are converted into Shares at a per Share price equal to the Fair Market Value of a Share on the date of grant; provided, however, that the senior note anti-dilution adjustment referenced in clause (c) shall not be made once the Cumulative Equity Raise reaches the Anti-Dilution Cap (as hereinafter defined).  The terms of the Additional Equity Raise Option shall have the same terms as the Sign On Option Grant (including, without limitation, retroactive vesting beginning as of the Effective Date), except Section 4(c) of the Option Agreement shall not apply.

3.4           Annual Cash Bonus.  For 2011, Executive shall have an annual cash bonus opportunity of up to $125,000, contingent upon achieving certain performance target(s) as determined by the Committee.  For 2012 and subsequent calendar years, Executive shall have an annual target cash bonus opportunity of up to one year’s Base Salary with a minimum guaranteed annual cash bonus of twenty-five percent (25%) of one year’s Base Salary.  The Committee shall award Executive’s annual cash bonus based on an evaluation of performance and Peer Group compensation practices, taking into account Company and individual performance objectives; provided, however, that for 2012, the annual cash bonus payable to Executive shall be no less than $425,000.  In its sole discretion, the Committee may award an annual cash bonus in excess of the annual cash bonus opportunity.  Notwithstanding the foregoing, the Committee may grant a special bonus at any time.  Annual cash bonuses shall be deemed “earned” if Executive is employed on the last day of the applicable year and shall be paid no later than March 15th of the calendar year immediately following the applicable year to which the annual bonus relates.

3.5           Annual Option Grants.  Executive shall be eligible to participate in and receive annual grants of options under the Option Plan.  Any such annual grants shall be awarded at the Company’s discretion based on the Committee’s evaluation of performance and Peer Group compensation practices, taking into account Company and individual performance objectives.  The Company shall provide an equity pool (the “Equity Pool”) equal to sixteen percent (16%) of the total outstanding equity of the Company, which shall be calculated in the same manner as the Sign On Option Grant and which shall consist of (i) the Sign On Option Grant, (ii) the “Sign On Option Grant” to be issued to Adrian Adams, as such term is defined in the Executive Employment Agreement between the Company and Adrian Adams, and (iii) any options granted on or following the Effective Date to officers, management and consultants of the Company.  In order to effectuate the creation of the Equity Pool, the Company shall take all reasonable and necessary steps to amend the Option Plan, including obtaining any requisite shareholder approval, to increase the number of Shares available for grant under the Option Plan such that six percent (6%) of the total outstanding equity of the Company, which shall be calculated in the same manner as the Sign On Option Grant, shall be reserved for grant, on or following the Effective Date, to officers, management and consultants of the Company.  In its sole discretion, the Committee may grant additional options to Executive in future years.

3.6           Anti-Dilution Option Grants. In the event the Company completes any Equity Raise where immediately thereafter the Cumulative Equity Raise is above $40,000,000 (a “Subsequent Equity Raise”) and if the Cumulative Equity Raise prior to such Subsequent Equity Raise is less than the Anti-Dilution Cap, the Committee shall grant Executive an additional (non-discounted) option (an “Anti-Dilution Option”) under the Option Plan to purchase a number of Shares such that, immediately following such grant, the percentage of the Adjusted Outstanding Equity (as hereinafter defined) of the Company, on a fully diluted basis, represented by Executive’s aggregate options and any Shares acquired pursuant to Executive’s exercise of options, is equal to the fully diluted percentage of the Company’s outstanding equity represented by Executive’s aggregate options and any Shares acquired pursuant to Executive’s exercise of options as calculated immediately before the Subsequent Equity Raise, which in no event shall be less than (i) 4.0% of the Company on a fully diluted basis if the First Offering Threshold is not achieved or (ii) 4.4% of the Company on a fully diluted basis if the First Offering Threshold has been achieved.  As used herein, “Adjusted Outstanding Equity” means outstanding equity, as adjusted by disregarding any equity raised in the Subsequent Equity Raise to the extent it caused the Company’s Cumulative Equity Raise to exceed the Anti-Dilution Cap.  As used herein, the “Anti-Dilution Cap” means $50,000,000 except in the following circumstance: if (a) senior noteholders do not convert their notes concurrently with or prior to the Subsequent Equity Raise, (b) the Cumulative Equity Raise exceeds $50,000,000, and (c) a portion of the equity raised in the Subsequent Equity Raise (but only to the extent such portion causes the Cumulative Equity Raise to exceed $50,000,000) is applied to the repayment of senior notes (such portion, the “Note Retirement Amount”), then the Anti-Dilution Cap is the lesser of (A) $50,000,000 plus the Note Retirement Amount, or (B) $60,000,000.  The terms of any Anti-Dilution Option will be identical to the terms of the Sign On Option Grant (including, without limitation, retroactive vesting beginning as of the Effective Date), except Section 4(c) of the Option Agreement shall not apply.

3.7           Compensation as a Member of the Board.  Executive shall not be eligible for equity or cash compensation for his service as a member of the Board during the Term.

4.            Employee Benefits and Perquisites.

4.1           Benefits.  Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs and arrangements as are made generally available from time to time to senior executives of the Company (which shall include customary health, life insurance and disability plans), such participation in each case to be on terms and conditions no less favorable to Executive than to other senior executives of the Company generally, subject to alternative reimbursable arrangements in the event that Executive elects to remain on his prior employer’s health plan.

4.2            Fringe Benefits, Perquisites and Paid Time Off.  During the Term, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other senior executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with his position and responsibilities at the Company and that are no less favorable than those applicable to other senior executives of the Company.  In addition, Executive shall be eligible for up to thirty (30) days of paid time off (“PTO”) per calendar year in accordance with the Company’s vacation and PTO policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as PTO days for employees of the Company generally accrue.  Except as provided in Section 5.1(e)(ii)(B) below, up to five (5) unused PTO days may be carried over to the following calendar year.

4.3           Reimbursement of Expenses.  The Company shall reimburse Executive for all reasonable business and travel expenses (including first class airplane travel) incurred in the performance of his job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company.

4.4           Attorneys’ Fees.  The Company shall pay promptly upon presentation of appropriate supporting documentation, for all reasonable attorneys’ fees incurred by Executive in connection with the negotiation and execution of this Agreement and the Option Agreement, but in no event shall such reimbursement exceed $15,000.

5.           Termination; Change in Control.

5.1           General.  The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his employment for any reason or no reason, in either case subject only to the terms of this Agreement; provided, however, that Executive is required to provide to the Company at least thirty (30) days’ written notice of intent to voluntarily terminate employment for any reason. In the event of the termination of Executive’s employment hereunder for any reason, he shall promptly resign from the Board, any other board or committee, and any other position he then holds that is affiliated with the Company or that he was holding at the request of the Company of any of its affiliates.  For purposes of this Agreement, the following terms have the following meanings:

(a)           “Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date (as defined herein), payable within thirty (30) days following the Termination Date; (ii) any annual cash bonus earned but unpaid with respect to the year preceding the year in which the Termination Date occurs, payable in accordance with Section 3.4 above; (iii) except in the case of a termination for Good Reason or without Cause within two (2) years following or six (6) months prior to (and in contemplation of) a Change in Control, or a termination for Cause, a pro-rated annual cash bonus based on actual results of the Company and, if applicable, Executive, against the pre-established performance goals for the year in which the Termination Date occurs, payable the later of (A) when bonuses are paid to other executives of the Company in the year following the year of the Termination Date or (B) the first business day following the six (6) month anniversary of the Termination Date; (iv) reimbursement for any unreimbursed business expenses incurred through the Termination Date and any expenses incurred through the Termination Date under Section 2.4 above (including any related tax gross-up payments), payable within thirty (30) days following the Termination Date; (v) accrued but unused PTO days for the year in which the Termination Date occurs and up to five (5) unused PTO days that were carried over from the prior year of employment, payable within thirty (30) days following the Termination Date; and (vi) all other payments, benefits or fringe benefits to which Executive shall be entitled as of the Termination Date under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant.

(b)           “Cause” shall mean: (i) Executive’s refusal to perform, or repeated failure to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to Executive by the Board, after written notice from the Company to Executive thereof; (ii) Executive’s engagement in willful gross misconduct or willful gross neglect that results in material economic or reputational harm to the Company in the course of carrying out his duties; (iii) Executive’s conviction of or plea of guilty or nolo contendere to a felony or a crime involving moral turpitude; or (iv) a material breach by Executive of Section 2.2, Section 8 or Exhibit C of this Agreement, which, if curable, is not cured within ten (10) days after Executive’s receipt of written notice thereof from the Company.

(c)           “Good Reason” shall mean any of the following that (i) has not been approved in writing in advance by Executive or (ii) if curable, is not cured within ten (10) business days after the Company’s receipt of written notice thereof from Executive: (A) a diminution of Executive’s titles (including Board membership), duties, responsibilities or authorities as set forth in this Agreement or Executive being required to report to another person other than the Chief Executive Officer of the Company; (B) reduction in Executive’s Base Salary or annual cash bonus opportunity or failure to pay earned compensation; (C) relocation of the Company’s offices other than to the metropolitan New York City area; (D) a Change in Control; or (E) a material breach by the Company of this Agreement or any equity award agreement.

(d)           “Change in Control” shall have the same meaning as provided in the Option Plan in effect as of the Effective Date.

(e)           “Change in Control Severance Payments” shall mean (i) a pro-rated annual cash bonus for the year in which the Termination Date occurs (calculated based on the annual target cash bonus opportunity for the year of termination), payable the later of (A) when bonuses are paid to other executives of the Company in the year following the year of the Termination Date or (B) the first business day following the six (6) month anniversary of the Termination Date; (ii) a lump sum cash payment, payable on the first business day following the six (6) month anniversary of the Termination Date, equal to (A) three (3) times the sum of the following: (x) one year’s Base Salary at the annualized rate then in effect (or the rate that should be in effect but for any Base Salary diminution), and (y) the greater of the annual target cash bonus opportunity or the highest actual annual cash bonus paid during the three (3) preceding completed years; plus (B) in addition to the accrued but unused PTO days paid in accordance with Section 5.1(a)(v) above, any additional PTO days for years prior to the Termination Date that have been accrued but unused by Executive; (iii) Medical Payment Amounts payable each month and continuing until the earlier of thirty-six (36) months following the Termination Date or the date on which Executive becomes employed by a third party and becomes eligible to participate in such third party’s group health plan; and (iv) to the extent permissible under applicable law and under any insurance policy insuring the Company’s health plan (if any), access to continued coverage under the Company’s health plan with the full cost payable by Executive for a period of up to thirty-six (36) months commencing on the first day of the month following the Termination Date.

(f)           “Disability” shall mean that Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform his duties and responsibilities hereunder for 120 consecutive days.

(g)           “Medical Payment Amounts” shall mean an amount, payable on a monthly basis commencing on the first day of the month following the Termination Date, equal to (i) the monthly amount of the Consolidated Omnibus Budget Reconciliation Act continuation coverage premium for such month under the Company’s group medical plans for executives of the Company less the monthly amount of Executive’s portion of the premium for such month as if Executive was still an active employee, plus (ii) a tax gross-up payment so Executive shall have no after-tax consequences with respect to the monthly amount described in clause (i) or the related tax gross-up; provided, however, that any Medical Payment Amounts payable before the six (6) month anniversary of the Termination Date shall not be paid to Executive on a monthly basis but shall be paid in a lump sum cash payment on the first business day following the six (6) month anniversary of the Termination Date.

(h)           “Severance Payments” shall mean (i) a lump sum cash payment, payable on first business day following the six (6) month anniversary of the Termination Date, equal to two (2) times the sum of the following: (x) one year’s Base Salary at the annualized rate then in effect (or the rate that should be in effect but for any Base Salary diminution), and (y) the greater of (I) the annual target cash bonus opportunity for the year of termination or (II) the average annual cash bonus for the three (3) preceding completed years (provided, however, that if Executive has not been employed for at least three (3) years in which an annual cash bonus was paid, such calculation will assume that an annual cash bonus equal to the annual cash bonus opportunity was paid in the missing years, and if the Termination Date occurs during the first six (6) months of the Company’s fiscal year, the prior year’s annual cash bonus shall be disregarded if it was lower than the average of the other two preceding years); (ii) Medical Payment Amounts payable each month and continuing until the earlier of twenty-four (24) months following the Termination Date or the date on which Executive becomes employed by a third party and becomes eligible to participate in such third party’s group health plan; and (iii) to the extent permissible under applicable law and under any insurance policy insuring the Company’s health plan (if any), access to continued coverage under the Company’s health plan with the full cost payable by Executive for a period of up to twenty-four (24) months commencing on the first day of the month following the Termination Date.

(i)           “Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement (which, in the case of a notice of non-renewal of the Term in accordance with Section 1 hereof, shall mean the date on which the Term expires).

5.2           Termination for Cause or Termination by Executive without Good Reason.  In the event that Executive’s employment hereunder is terminated by the Company for Cause or by Executive without Good Reason, which shall include a non-renewal of the Term by Executive, Executive shall be entitled to receive the Accrued Benefits.

5.3           Termination Without Cause or Termination by Executive for Good Reason.  In the event that Executive’s employment hereunder is terminated by the Company without Cause (other than due to a non-renewal of the Term by the Company) or by Executive for Good Reason, Executive shall be entitled to receive the Accrued Benefits, the accelerated vesting and exercise benefits of equity awards described in Section 5.9, and the Severance Payments.  In the event that Executive’s employment hereunder is terminated by the Company without Cause due to a non-renewal of the Term by the Company, Executive shall be entitled to receive the Accrued Benefits and the accelerated vesting and exercise benefits of equity awards described in Section 5.9 but shall not be entitled to receive the Severance Payments.

5.4           Termination Without Cause or Termination by Executive for Good Reason Due to a Change in Control.  In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason within two (2) years following, or six (6) months prior to (and due to) a Change in Control, Executive shall receive the benefits described in the first sentence of Section 5.3, except that Executive shall receive the Change in Control Severance Payments in lieu of the Severance Payments.

5.5           Termination Due to Death or Disability.  In the event that Executive’s employment hereunder is terminated due to Executive’s death or Disability, Executive shall receive the Accrued Benefits and the accelerated vesting and exercise benefits of equity awards described in Section 5.9.

5.6           Release.  Payment of the Severance Payments or the Change in Control Severance Payments shall be conditioned upon the execution, non-revocation and delivery of a mutual general release of claims by Executive and the Company in substantially the form attached hereto as Exhibit B, within sixty (60) days following the Termination Date.

5.7           Return of Company Property.  Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of the Company and any affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information (as hereinafter defined), work product and other proprietary materials), and other materials.  Executive may retain Executive’s rolodex and similar address books provided that such items only include contact information.

5.8           Post-Termination Reasonable Cooperation.  Executive agrees and covenants that, following the Term, he shall, to the extent reasonably requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of his employment with the Company or service on the Board or any other position that Executive holds that is affiliated with or was held at the request of the Company or its affiliates, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for his reasonable out-of-pocket expenses incurred in compliance with this Section 5.8, including any reasonable travel expenses and reasonable attorneys’ fees incurred by Executive.  The Company shall use reasonable business efforts to provide Executive with reasonable advance written notice of its need for the Executive’s reasonable cooperation and shall attempt to coordinate with Executive the time and place at which Executive’s reasonable cooperation shall be provided with the goal of minimizing the impact of such reasonable cooperation on any other material pre-scheduled business commitment that Executive may have.  Executive’s cooperation described in this Section 5.8 shall be subject to the maintenance of the indemnification and D&O insurance policy provided under Sections 6.1 and 6.2.

5.9           Special Provisions Applicable to Equity Awards.   The Sign On Option Grant shall be governed by the terms and conditions of the Option Agreement, including any provisions therein with respect to vesting and forfeiture upon a Change in Control or termination of employment.  With respect to any future equity awards, including, without limitation, any Anti-Dilution Option and/or Additional Equity Raise Option, granted to Executive pursuant to this Agreement or otherwise other than the Sign On Option Grant (“Subsequent Equity Grants”), the agreements evidencing any Subsequent Equity Grants shall provide that such grants (a) shall immediately vest in full upon a Change in Control, and (b) shall immediately vest in full upon, and if such Subsequent Equity Grants are exercisable equity awards, remain exercisable for a period of twenty-four (24) months (or such shorter period ending on the award’s expiration date) following, the termination of Executive’s employment (i) by the Company without Cause or by Executive for Good Reason, (ii) due to a non-renewal of the Term by the Company, or (iii) due to Executive’s death or Disability.  The Subsequent Equity Grants shall comply with, or be exempt from, Section 409A (as defined herein).

6.           Indemnification.

6.1           If Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding (as hereinafter defined) by reason of the fact that Executive is or was a director, officer, shareholder, employee, agent, trustee, consultant or representative of the Company or any of its affiliates or is or was serving at the request, or in connection with his service hereunder as a director, officer, shareholder, employee, agent, trustee, consultant or representative of another Person, or if any Claim (as hereinafter defined) is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by any Company arrangement, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, advancement and payment of attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement, with such legal fees advanced to the maximum extent permitted by law) incurred or suffered by him in connection therewith or in connection with seeking to enforce his rights under this Section 6.1, and such indemnification shall continue even if Executive has ceased to be a director, officer, shareholder, employee, agent, trustee, consultant or representative of the Company or other Person and shall inure to the benefit of his heirs, executors and administrators.

6.2           A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the sixth (6th) anniversary of the Termination Date, providing coverage to Executive that is no less favorable to him in any respect than the coverage then being provided to any other current or former director or officer of the Company.

6.3           For purposes of this Agreement, the following terms shall have the following meanings:  “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information; “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity; and “Proceeding” shall mean any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

7.           Other Tax Matters.

7.1           The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

7.2           Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”).  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date” or like terms shall mean “separation from service.”  Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death.  All tax gross-up payments provided under this Agreement or any other agreement with Executive shall be made or provided by the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes, in accordance with the requirements of Section 409A.

7.3           The Company acknowledges and agrees that if any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) made or provided to Executive or for Executive's benefit in connection with this Agreement, or Executive’s employment with the Company or the termination thereof (the “Payments”) are determined to be subject to the additional taxes, interest or penalties imposed by Section 409A, or any interest or penalties with respect to such additional taxes, interest or penalties (such additional taxes, together with any such interest and penalties, are referred to collectively as the “Section 409A Tax”), then Executive will be entitled to receive an additional payment (an “409A Gross-Up Payment”) from the Company such that the net amount Executive retains after paying any applicable Section 409A Tax and any federal, state or local income or FICA taxes on such 409A Gross-Up Payment, shall be equal to the amount the Executive would have received if the Section 409A Tax were not applicable to the Payments.  Unless otherwise agreed in writing by Executive and the Company, all determinations of the Section 409A Tax and 409A Gross-Up Payment, if any, will be made an independent “big four” accounting firm designated by the Company, and such accounting firm shall be instructed to provide the Company and Executive with a written opinion of any determination such accounting firm has been requested to provide.  The Company shall be responsible for such accounting firm’s fees.  For purposes of determining the amount of the 409A Gross-Up Payment, if any, Executive will be deemed to pay federal income tax at the actual marginal rate of federal income taxation in the calendar year in which the total Payments are made and state and local income taxes at the actual marginal rate of taxation in the state and locality of Executive's residence on the date the total Payments are made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.  If the Section 409A Tax is determined by the Internal Revenue Service, on audit or otherwise, to exceed the amount taken into account hereunder in calculating the 409A Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the 409A Gross-Up Payment), the Company shall make another 409A Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess).  The Company and Executive shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax with respect to the total Payments.  The 409A Gross-Up Payments provided to Executive shall be made no later than the tenth (10th) business day following the last date the Payments are made but in all events within the time period specified in Section 7.2 also.

7.4           After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement.  Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

7.5           All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.  To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred.  Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

7.6           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to the excise tax, then Exhibit D attached hereto shall apply.

8.           Confidentiality, Invention Assignment, Non-Competition, Non-Solicitation, and Non-Disparagement Agreement.  Executive and the Company agree to be bound by the terms of the Confidentiality, Invention Assignment, Non-Competition, Non-Solicitation, and Non-Disparagement Agreement, a copy of which is attached hereto as Exhibit C and incorporated herein by reference (the “Non-Compete Agreement”).  Except as expressly set forth in this Agreement and the Non-Compete Agreement, Executive shall be subject to no contractual or similar restrictions on his right to terminate his employment hereunder or on his activities after the Termination Date.

9.           Notices.  Except as otherwise specifically provided herein, any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one (1) day after being deposited with Federal Express or other nationally recognized overnight delivery service, or three (3) days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his address set forth following his signature below.  Either party may change such address from time to time by notice to the other.

10.           Governing Law; Construction.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied.  In furtherance of the foregoing, the internal law of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply, except with respect to Section 11 of this Agreement, which shall be governed by the Federal Arbitration Act.

11.           Arbitration; Waiver of Jury Trial.

(a)           With the exception of equitable relief in accordance with Exhibit C to this Agreement, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, in accordance with the rules of the American Arbitration Association for employment disputes as then in effect.  For the avoidance of doubt, it is understood and agreed that this Agreement to arbitrate includes any and all claims and disputes, including, without limitation, as to arbitrability, with respect to Executive’s employment with the Company or the termination of such employment, including, without limitation, any claim for alleged discrimination, harassment or retaliation under on the basis of race, sex, color, national origin, sexual orientation, age, religion, creed, marital status, veteran status, alienage, citizenship, disability or handicap, or any other legally protected status, and any alleged violation of any federal, state, or other governmental law, statute or regulation, including, but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, other civil rights statutes including, without limitation, 42 U.S.C. § 1981, 42 U.S.C. § 1982, and 42 U.S.C. § 1985, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Sarbanes-Oxley Act, or any state or local law, statute or regulation, as such statutes, laws and regulations are amended, including, but not limited to, any claims arising under the New Jersey Constitution, the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey State Wage and Hour Law, the New Jersey Smokers' Rights Law, the New Jersey Family Leave Act, and any claims arising under the New York State and New York City Human Rights Laws, the New York Worker Adjustment and Retraining Notification Act, the New York Labor law, the New York Whistleblower Law, and the New York Constitution, as such laws have been amended.    Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(b)           The arbitration hearing shall commence within ninety (90) calendar days after the arbitrator is selected, unless Company and Executive mutually agree to extend this time period.  The arbitration shall take place in New York, New York. The arbitrator will have full power to give directions and make such orders as the arbitrator deems just, and to award all remedies that would be available in court.  Nonetheless, the arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement except pursuant to Section 20. The arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based within thirty (30) days after the conclusion of the arbitration hearing.  The award rendered by the arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered or vacated in any court of competent jurisdiction.

(c)           In the event of any material contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, each of the parties shall bear its own costs and expenses, except that the Company agrees to promptly reimburse Executive for his costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Executive in connection with such contest or dispute in the event Executive prevails, as determined by the arbitrator if in arbitration, by the court if pursuant to Section 11, or as a separate arbitration if otherwise.  The amount shall be paid within thirty (30) days of the award of the arbitration or court, which shall also specify the amount due.

12.           Amendments; Waivers.  This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly-authorized officer of the Company (other than Executive).  By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.  To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

13.           Inconsistencies.  In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

14.           Assignment.  Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company, and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.   Executive’s consent shall not be required for any such transaction.  This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, penalties, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

15.           Voluntary Execution; Representations.  Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress.  Executive represents and covenants that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound and in connection with his employment with the Company or his service on the Board Executive will not engage in any unauthorized use of any confidential or proprietary information he may have obtained in connection with his employment with any other employer.  The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations hereunder.

16.           Headings.  The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

17.           Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

18.           Beneficiaries/References.  Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

19.           Survivorship.  Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

20.           Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

21.           No Mitigation/No Offset.  Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company may have against him or any remuneration or other benefit earned or received by Executive after such termination.

22.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.  Signatures delivered by facsimile or PDF shall be effective for all purposes.

23.           Entire Agreement.  This Agreement and the agreements described in the attached Exhibits contain the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

NEUROLOGIX, INC.:

By:	/s/ Marc Panoff

Name:	Marc Panoff

Title:	Chief Financial Officer, Treasurer and Secretary

By:	/s/ Christine Sapan

Name:	Christine Sapan

Title:	Executive Vice President, Chief
Development Officer

EXECUTIVE:

/s/ Andrew I. Koven

Name: Andrew I. Koven

Address:

Exhibit A

Neurologix, Inc.
Stand-Alone Stock Option Agreement

(Omitted - see Exhibit 10.4)

Exhibit B

MUTUAL GENERAL RELEASE OF ALL CLAIMS

THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of ___________, 20__, is made by and between Andrew I. Koven (the “Executive”) and Neurologix, Inc. (the “Company”).

WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement, dated as of September 19, 2011 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company has been terminated and Executive is entitled to receive certain payments and other benefits, as set forth in Section 5 of the Employment Agreement subject to the execution of this General Release;

WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide Executive with such payments and benefits pursuant to Section 5 of the Employment Agreement and the Company shall release Executive of claims described herein; and

WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company and to the Company by Executive.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.           (a)           Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns in their capacities as such (collectively, the “Employer Releasees”) from, and does fully waive any obligations of Employer Releasees to Executive Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs other than claims for such fees and costs that are not released pursuant to Section 1(b) below) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers, including, without limitation, any obligations of Employer Releasees in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Employment Agreement, except that Executive’s obligations shall remain under Section 8 of the Employment Agreement and Exhibit C thereto; or (d) any events, acts, or omissions occurring on or prior to the date of this General Release (collectively, “Executive Claims”). The foregoing release, discharge and waiver includes, but is not limited to, all waivable Executive Claims and any obligations, liabilities or causes of action arising from such Executive Claims, under common law including, but not limited to, wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement other than claims for unpaid severance benefits, bonus or Base Salary earned thereunder),  libel, slander, defamation or intentional infliction of emotional distress; and further includes, but is not limited to, any claims and claims under any federal, state or local statute, ordinance, or regulation, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, other civil rights statutes including, without limitation 42 U.S.C. § 1981, 42 U.S.C. § 1982, and 42 U.S.C. § 1985, the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the New Jersey Constitution, the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, the New Jersey Smokers' Rights Law, and the New Jersey Family Leave Act, as such laws have been amended, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Executive Releasers may claim existed with Employer Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress, damages, attorneys or experts fees, interest and penalties relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment, and any claims under the Worker Adjustment and Retraining Notification Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.

  (b)           Notwithstanding anything contained in Section 1(a) above to the contrary, nothing contained in herein shall constitute a release by any Executive Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any right to indemnification, advancement of legal fees or directors and officers liability insurance coverage existing under the constituent documents of the Company or applicable state corporate, limited liability company and partnership statutes or pursuant to any agreement, plan or arrangement; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to receive severance and other benefits under the Employment Agreement; (iv) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; (v) any rights of Executive under the Employment Agreement with respect to (A) the gross-up protections set forth in Sections 2.4 and 7 and Exhibit D of the Employment Agreement, (B) amounts due upon a Change in Control occurring after a termination of employment that occurs in anticipation of a Change in Control as set forth in Section 5.4 of the Employment Agreement, (C) any claims for enforcement of the Company’s obligations under Section 8 of the Employment Agreement and Exhibit C thereto, (D) any reimbursement of attorneys and legal fees and other expenses in accordance with Sections 5.7 and 11 of the Employment Agreement and (E) any equity rights; or (vi) this General Release or any of its terms or conditions. The Executive shall indemnify and hold the Company harmless from any claim by any Executive Releaser that has been released hereunder.

2.           (a)           The Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns in their capacities as such (collectively, the “Employer Releasers”), does hereby release, waive, and forever discharge Executive, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasees”) from, and does fully waive any obligations of Executive Releasees to Employer Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs other than claims for such fees and costs that are not released pursuant to Section 2(b) below) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Employment Agreement, except that Executive’s obligations shall remain under Section 8 of the Employment Agreement and Exhibit C thereto; or (d) any events occurring on or prior to the date of this General Release (collectively, “Employer Claims”). The foregoing release, discharge and waiver includes, but is not limited to, all waivable Employer Claims and any obligations, liabilities or causes of action arising from such Employer Claims, under common law including, but not limited to, wrongful or retaliatory discharge, breach of contract, libel, slander, defamation or intentional infliction of emotional distress; and further includes, but is not limited to, any claims and claims under any federal, state or local statute, ordinance, or regulation.

(b)           Notwithstanding anything contained in Section 2(a) above to the contrary, nothing contained in herein shall constitute a release by any Employer Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any claims for enforcement of Section 8 of the Employment Agreement and Exhibit C thereto; (ii) any claims involving acts of fraud, theft or criminal conduct; and/or (iii) any claims or rights which cannot be waived by law. The Company shall indemnify and hold Executive harmless from any claim by any Employer Releaser that has been released hereunder.

3.           Excluded from this General Release and waiver are any claims that cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to, and will not accept, any monetary payment should any government agency (such as the Equal Employment Opportunity Commission or Department of Labor) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Employer Releasees with any government agency, any court, or arbitrator.

4.           Executive and the Company acknowledge that both Executive and the Company are not entitled to, and will not receive, any payments or benefits of any kind from the Employer Releasees or Executive Releasees, as the case may be, other than as set forth in this Agreement or the exchange of releases hereunder, and that no representations or promises to the contrary have been made to them. Executive and the Company further acknowledge and agree that the consideration received for this General Release exceeds any payment, benefit or other thing of value that (i) the Company may owe Executive for his services or (ii) Executive may owe the Company, as the case may be.

5.           Each party agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by any party of any improper or unlawful conduct.

6.           Each party acknowledges and recites that he or it has:

(a)           executed this General Release knowingly and voluntarily;

(b)           had a reasonable opportunity to consider this General Release;

(c)           read and understands this General Release in its entirety;

(d)           been advised and directed orally and in writing (and this subparagraph (d) constitutes such written direction) to seek legal counsel and any other advice such party wishes with respect to the terms of this General Release before executing it; and

(e)           relied solely on such party’s own judgment, belief and knowledge, and such advice as such party may have received from such party’s legal counsel.

7.           Section 11 of the Employment Agreement, which survives the expiration of the Employment Agreement, shall apply to any dispute with regard to this release.

8.           Executive acknowledges and agrees that (a) his execution of this General Release has not been forced by any employee or agent of the Company or any of its affiliates, and Executive has had an opportunity to negotiate the terms of this General Release and (b) he has been offered fifty-one (51) calendar days after receipt of this General Release to consider its terms before executing it. Executive shall have seven (7) calendar days from the date he executes this General Release to revoke his or her waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 9 of the Employment Agreement.

9.           Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Employment Agreement.

10.         This General Release may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year first above written.

NEUROLOGIX, INC.:

By:

Name:

Title:

By:

Name:

Title:

EXECUTIVE:

Name: Andrew I. Koven

Exhibit C

CONFIDENTIALITY, INVENTION ASSIGNMENT,
NON-COMPETITION, NON-SOLICITATION, AND
NON-DISPARAGEMENT AGREEMENT

THIS CONFIDENTIALITY, INVENTION ASSIGNMENT, NON-COMPETITION, NON-SOLICITATION, AND NON-DISPARAGEMENT AGREEMENT (“Agreement”) is made as of September 19, 2011 (the “Effective Date”) between Neurologix, Inc. (the “Company”), and Andrew I. Koven (“Executive”).

In consideration of Executive’s employment with the Company, Executive and the Company hereby agree as follows:

1.           General. The following covenants in Sections 4.2 – 4.3 of this Agreement shall only apply if, and only if, the Company achieves an equity raise of $40 million in capital from any source whatsoever during Executive’s employment with the Company. All other covenants, obligations, rights, and agreements herein shall apply as of the Effective Date and throughout the periods provided herein notwithstanding any equity raise by the Company or Executive.

2.           Nondisclosure and Non-use of Confidential Information. Executive hereby agrees that he will not disclose or use at any time, either during his employment with the Company or at any time thereafter, any Confidential Information (as hereinafter defined) of which Executive is or becomes aware prior to the termination of his employment with the Company, whether or not such information is developed by him, except to the extent that such disclosure or use is in Executive’s good faith performance of duties assigned to Executive by the Company or has been expressly authorized by the Board; provided, however, that this sentence shall not be deemed to prohibit Executive from complying with any subpoena, order, judgment or decree of a court or governmental or regulatory agency of competent jurisdiction (an “Order”); provided, further, however, that (i) Executive agrees to provide the Company with prompt written notice of any such Order prior to such compliance and to reasonably assist the Company, at the Company’s expense, in asserting any legal challenges to or appeals of such Order that the Company in its sole discretion pursues, and (ii) in complying with any such Order, Executive shall use his reasonable efforts to limit his disclosure only to the Confidential Information that is expressly required to be disclosed by such Order. Executive will use reasonable efforts to keep Confidential Information that is in his possession confidential. Executive shall deliver to the Company at the termination of his employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, electronic information, files and software and other documents, data and material (and copies thereof) relating to the Confidential Information which Executive may then possess or have under his control. Executive may retain Executive’s rolodex and similar address books provided that such items only include contact information.

As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public (including the existence and content of this Agreement) and that is used, developed or obtained by the Company or any of its affiliates in connection with its business, including, but not limited to, information, observations, data and materials obtained by Executive while employed by the Company, any of its affiliates or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company or any of its affiliates (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software and hardware, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases and data, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in any form whatsoever. Confidential Information will not apply to information that (A) was known to the public prior to its disclosure to Executive or (B) that becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive.

3.           Property; Inventions and Patents. Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, products, equipment and all similar or related information and materials (whether patentable or unpatentable) (collectively, “Inventions”) which relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed (and for the Restricted Period if and to the extent such Inventions result from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information) by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to the Company or such affiliate, provided, however, Inventions shall not include any products or services arising out of and solely related to Executive’s outside board of directors activities. Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after Executive’s employment with the Company) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its affiliates (whether during or after Executive’s employment with the Company) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States and that to the extent Work Product constitutes works for hire, the Work Product is the exclusive property of the Company, and all right, title and interest in the Work Product vests in the Company. To the extent Work Product is not works for hire, the Work Product, and all of Executive’s right, title and interest in Work Product, including without limitation every priority right, is hereby assigned to the Company.

Executive shall assist and cooperate, at the Company’s reasonable expense, with the Company and its affiliates in obtaining for the Company and its affiliates the grant of letters patent, copyrights and any other intellectual property rights relating to the Work Product in the United States and/or such other countries as the Company and its affiliates may designate. With respect to Work Product, Executive shall, during Executive’s employment with the Company and at any time thereafter, execute all applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, furnish all such information to the Company and its affiliates and take all such other appropriate lawful actions as the Company or its affiliates requests. In the event that Executive does not promptly sign such applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, Executive hereby appoints the Company’s Chief Financial Officer with limited power of attorney to sign them. This power of attorney is a right coupled with an interest and is irrevocable.

4.             Non-Competition and Non-Solicitation.

  4.1           Restricted Period. During Executive’s employment and the one-year period following the termination of Executive’s employment with the Company for any reason whatsoever, (the “Restricted Period”), Executive shall be subject to Non-Competition and Non-Solicitation covenants in as strict accordance with the terms and conditions of Sections 4.2 – 4.3 herein. All other covenants, obligations, rights, and agreements in this Agreement apply during Executive’s employment with the Company or at any time thereafter.

  4.2           Non-Competition. Subject to Section 1 of this Agreement, during the Restricted Period, Executive shall not, anywhere in the United States, directly or indirectly, provide any services, with or without pay, own, manage, operate, join, control, advise, consult with, invest in, participate in, or be connected as a stockholder, partner, or otherwise, with any business, individual, partnership, firm, corporation or other entity, that is actively developing, designing, licensing, merchandising, manufacturing, or causing the manufacture of medical or pharmaceutical products or treatments in the field of gene therapy for Parkinson’s disease, Epilepsy, Depression, Huntington’s disease, or any other disease for which the Company materially works on gene therapy products or treatments during Executive’s employment with the Company and which is likely to be approved for marketing to consumers within two (2) years following the termination of Executive’s employment (“Gene Therapy Business”). Notwithstanding the foregoing, the provisions of this Section 4.2 shall not be violated by (i) Executive commencing employment with, or providing services to, a subsidiary, division or unit of any entity that engages in the Gene Therapy Business (or owning any compensatory equity therein) so long as Executive does not materially provide services to such competing subsidiary, division or unit or (ii) Executive being a passive owner of not more than five percent (5%) of the equity securities of a publicly traded corporation engaged in the Gene Therapy Business so long as Executive has no active participation in the business of such corporation.

  4.3           Non-Solicitation. Subject to Section 1 of this Agreement, during the Restricted Period, Executive shall not, except in the good faith performance of his duties during his employment with the Company, for himself or on behalf of any other person or entity, or by action in concert with any other person or entity, directly or indirectly, (i) solicit, induce, or encourage any person who is an employee of the Company to terminate his or her employment or other contractual relationship with the Company, (ii) hire any person who is an employee of the Company or who was such an employee at any time during the six-month period preceding such hiring, (iii) solicit, encourage, or induce any person or entity known by Executive to have a relationship with the Company to discontinue, terminate, or cancel any such relationship or refrain from entering into any new relationship or extending any existing relationship with the Company, or (iv) attempt to do any of the foregoing. Notwithstanding the foregoing, the terms of this Section 4.3 shall not apply to (A) general advertising or solicitation not specifically targeted at Company or its affiliates or related persons or entities, (B) Executive serving as a reference, upon request, for any employee of the Company, consistent with Company policy, (C) actions taken by any person or entity with which Executive is associated if Executive is not personally involved in any manner in the matter and has not identified such Company related person or entity for soliciting or hiring or (D) Executive’s personal assistant or to Adrian Adams.

5.            Non-Disparagement. During Executive’s employment with the Company and for two years thereafter, Executive and the Company agree not to make any statement that criticizes, ridicules, disparages, or is otherwise derogatory of the other; provided, however, that nothing in this Section 5 shall restrict either party from making truthful statements (i) when required by law, subpoena, court order or the like; (ii) when requested by a governmental, regulatory, or similar body or entity; (iii) in confidence to a professional advisor for the purpose of securing professional advice; (iv) in the course of performing his duties during Executive’s employment with the Company; (v) from rebutting any statement made or written about them; or (vi) from making normal competitive statements about the Company’s business or products.

6.            Other Acknowledgments. Executive and the Company acknowledge and agree that these provisions are reasonable and that, in the event of a violation thereof, the Company’s or Executive’s damages would be difficult to ascertain and the legal remedy for such damages available to the Company or Executive would be inadequate. Accordingly, subject to Section 1 of this Agreement, (i) Executive expressly acknowledges and agrees that, in the event of any breach of these Section 2 through Section 5 by Executive, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled to specific enforcement of these Section 2 through Section 5 through injunctive or other equitable relief in a court with appropriate jurisdiction, without the need to post any bond or other security and (ii) the Company expressly acknowledges and agrees that, in the event of any breach of Section 5 by the Company, in addition to all other remedies available to Executive at law or in equity, Executive shall be entitled to specific enforcement of Section 5 through injunctive or other equitable relief in a court with appropriate jurisdiction, without the need to post any bond or other security.

7.            Disclosure of this Agreement. Executive hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of Executive’s future employers, of the terms of this Agreement and Executive’s responsibilities under this Agreement. The Company authorizes Executive to notify Executive’s potential future employers of the terms of this Agreement and Executive’s responsibilities thereunder, and Executive shall notify actual future employers during the Restricted Period of Executive’s responsibilities under this Agreement to the extent such responsibilities are still in effect as of such future employment.

8.            No Rights Granted. Executive understands that nothing in this Agreement shall be deemed to constitute, by implication or otherwise, the grant by the Company to the employee of any license or other right under any patent, patent application or other intellectual property right or interest belonging to the Company.

9.            Severability.

(a)           It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)           It is not a defense to the enforcement of any provision of this Agreement that the Company or Executive has breached or failed to perform any obligation or covenant hereunder or under any other agreement or understanding between Executive and the Company.

10.           Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction other than New York to be applied. In furtherance of the foregoing, the internal law of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11.           Supersedes Other Agreements. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

12.           Amendments. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly-authorized officer of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

13.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

14.           ACKNOWLEDGMENTS. EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT (i) EXECUTIVE AND THE COMPANY HAVE READ AND FULLY UNDERSTAND THIS AGREEMENT; (ii) EXECUTIVE HAS BEEN GIVEN THE OPPORTUNITY TO ASK QUESTIONS; (iii) EXECUTIVE HAS RECEIVED A COPY OF THIS AGREEMENT, THE ORIGINAL OF WHICH WILL BE RETAINED IN EXECUTIVE’S PERSONNEL FILE; AND (iv) EXECUTIVE’S AND THE COMPANY’S OBLIGATIONS UNDER THIS AGREEMENT SURVIVE THE TERMINATION OF EXECUTIVE’S EMPLOYMENT WITH NEUROLOGIX FOR ANY REASON.

IN WITNESS WHEREOF, the parties have executed this Agreement as of September 19, 2011.

[Signature Page to Follow]

NEUROLOGIX, INC.
One Bridge Plaza
Fort Lee, NJ 07024

By:

Name:	Marc Panoff

Title:	Chief Financial Officer, Treasurer and Secretary

By:

Name:	Christine Sapan

Title:	Executive Vice President, Chief Development Officer

EXECUTIVE:

ANDREW I. KOVEN

(Signature Here)

Address:

Exhibit D

PARACHUTE TAX INDEMNITY PROVISIONS

This Exhibit D sets forth the terms and provisions applicable to the Executive pursuant to the provisions of Section 7.6 of the Agreement. This Exhibit D shall be subject in all respects to the terms and conditions of the Agreement. Capitalized terms used without definition in this Exhibit D shall have the meanings set forth in the Agreement.

(A)          In the event that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or any arrangement or agreement with any person whose actions result in a change of ownership or effective control or a change in the ownership of a substantial portion of the assets of the corporation covered by Code Section 280G(b)(2) (a “280G Change of Control”), or any person affiliated with the Company or such person) as a result of a 280G Change of Control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Code Section 4999 (and any similar tax that may hereafter be imposed by any taxing authority), the Company shall pay to Executive at the time specified below (i) an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph, but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income multiplied by Executive’s actual marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

(B)           In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments plus the base amount is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment as applicable to reflect the final determination.

(C)           For purposes of determining whether any of the Company Payments and Gross-Up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2), and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3)) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, represent reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4) in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Code Section 280G. To the extent permitted under Revenue Procedure 2003-68, the value determination shall be recalculated to the extent it would be beneficial to Executive. In the event that the Accountants are serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint with the approval of the Company, which approval shall not be unreasonable or unreasonably delayed, another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and Executive at such time as it is requested by the Company or Executive supported by such opinions or other confirmations as will let the Company and the Executive rely therein for purposes of filing their tax returns. The determination of the Accountants shall be final and binding upon the Company and Executive.

(D)          For purposes of determining the amount of the Gross-Up Payment, Executive’s actual U.S. federal income tax rate in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at Executive’s actual rate of taxation in the state and locality of Executive’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year, shall be used. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Code Section 1274(b)(2)(B). Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Executive’s claim for refund or credit is denied.

(E)           In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(F)           The Gross-up Payment or portion thereof provided for above shall be paid not later than the sixtieth (60) day following a 280G Change of Control which subjects Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting Executive to the Excise Tax. Notwithstanding any other provision of this Agreement, all Gross-Up Payments under this Exhibit D shall be paid pursuant to Section 7.2 of the Agreement. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, subject to Paragraph (G) below, such excess shall constitute a loan by the Company to Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Code Section 1274(b)(2)(B)).

(G)          In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, Executive shall permit the Company to control issues related to the Excise Tax (at its expense), but Executive shall control any other issues unrelated to the Excise Tax. In the event that the issues are interrelated, Executive and the Company shall in good faith cooperate. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of the Company to accompany Executive, and Executive and his representative shall cooperate with the Company and its representative.

(H)         The Company shall be responsible for all charges of the Accountant.

(I)           The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this provision.

(J)           Nothing in this Exhibit D is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Executive and the repayment obligation null and void.